Exhibit 99.1



                        Playtex Reports Continued Strong
      Results for the Fourth Quarter and Full Year 2005; Provides Guidance
                     for 2006 and Updates Long Range Goals


    WESTPORT, Conn.--(BUSINESS WIRE)--Feb. 6, 2006--Playtex Products, Inc. (NYSE: PYX) reported continued strong results for the fourth quarter and full year ended December 31, 2005, and anticipates higher net sales growth in 2006. Net sales of retained brands in 2005 posted their second consecutive year of growth with gains in all three segments - Feminine Care, Skin Care and Infant Care. Net income, excluding charges and gains, grew 24% for the full year 2005 versus 2004.
    On a reported basis, 2005 net income declined versus prior year as results in 2005 and 2004 included several charges and gains. A reconciliation of the results "as reported", which are in accordance with GAAP, to results "excluding charges and gains", which is a non-GAAP measure, is included on the Consolidated Statements of Income Data, and related notes thereto, attached to this release.

    Fourth Quarter

    Net sales, excluding sales of divested brands, were up 3% in the fourth quarter of 2005 to $126.9 million versus $122.9 million the prior year quarter. Reported net sales in the fourth quarter 2005 were $133.5 million versus $140.9 million in the prior year quarter, as established brand growth was offset by lost sales on divested brands.
    Net loss, excluding charges and gains, was $0.1 million, or $0.00 per diluted share in the fourth quarter 2005, essentially the same as fourth quarter 2004. Reported net loss for the fourth quarter 2005 was $12.0 million, or $0.19 per diluted share versus net income of $37.5 million, or $0.61 per diluted share for the same period last year, as last year's results benefited significantly from the gain on the sale of Woolite brand assets.
    In the fourth quarter 2005, Feminine Care net sales declined 1% versus the prior year quarter. Net sales of Gentle Glide tampons were higher despite the impact of heavy promotional shipments in the end of the third quarter 2005, but gains were more than offset by lower net sales of Beyond tampons and the impact of exiting private label tampons.
    Playtex's Skin Care net sales grew 15% in the quarter versus the prior year quarter, as each brand in the segment grew. Net sales of Banana Boat sun care products grew due to strong sell-in of its new 2006 product line-up, and lower returns from the previous season. Wet Ones hand and face wipes showed continued strength due to strong distribution and category growth, and Playtex gloves reversed earlier negative net sales trends.
    Infant Care net sales grew 1% in the fourth quarter 2005 versus year ago primarily due to strong sales of new Playtex cups and pacifier products, and a slight increase for Diaper Genie. Partially offsetting this were lower sales of Playtex infant bottles due to intensified competitive activity.
    Gross profit margins in the fourth quarter 2005 were up approximately 500 basis points versus last year benefiting from more efficient trade spending, and significantly improved Banana Boat margins due to lower returns and the positive impact from the recent acquisition of the remaining Banana Boat distribution rights. These benefits, in addition to restructuring and realignment savings, more than offset the negative margin impact from rising raw material costs in the quarter.
    Operating income, excluding charges and gains, was $14.6 million in the fourth quarter 2005 versus $16.8 million in the prior year quarter. This decline is due to non-cash equity compensation expenses of $5.8 million associated with our newly approved equity awards, higher advertising and promotional investments, and higher legal expenses in the quarter. Reported operating income was $7.3 million in the fourth quarter 2005 versus $46.6 million in the prior year quarter.
    Interest expense declined by $2.3 million in the fourth quarter 2005 versus prior year as a result of the Company's deleveraging program.
    President and Chief Executive Officer, Neil P. DeFeo stated, "Our fourth quarter results were encouraging and show continued improvements in the Company's fundamentals. We are pleased that our businesses are performing well and that profitability continues to improve. Operating income excluding charges and gains was down in the fourth quarter 2005, but when you exclude the equity compensation expenses which were not in last year's results, operating income would have been approximately $5.8 million higher."

    Full Year

    Net sales excluding divested brands were up 3% to $595.3 million in 2005 versus $576.3 million the prior year. Reported net sales in the full year 2005 were $643.8 million versus $666.9 million the prior year. Net sales of the Company's three core segments grew with Feminine Care up 1%, Skin Care up 7%, and Infant Care up 2% in 2005 versus the prior year.
    Net income, excluding charges and gains, was up 24% to $25.9 million, or $0.41 per diluted share in 2005, versus $21.0 million or $0.34 per diluted share the prior year. Reported net income was $12.5 million, or $0.20 per diluted share for 2005, versus $55.5 million, or $0.91 per diluted share last year.
    Gross profit margins for 2005 were up approximately 200 basis points versus prior year as higher raw material costs of approximately $12 million were more than offset by restructuring and realignment savings, lower sun care return rates, and the positive impacts from the acquisition of the remaining Banana Boat distribution rights.
    Operating income, excluding charges and gains, was up 2% to $106.8 million in 2005 versus $104.5 million the prior year. This increase was achieved despite new non-cash equity compensation expenses of $8.0 million associated with equity grants approved in 2005, increased advertising and promotional investments, lower net sales of the divested brands, and higher legal expenses in 2005 versus 2004. Reported operating income was $99.4 million in 2005 versus $131.1 million the prior year.
    Full year operating income for Feminine Care increased 6% versus prior year due to better mix and higher net sales. Skin Care operating income posted the most significant gain with an increase of 29% due to higher net sales, lower return rates, and the impact of the acquisition of the Banana Boat distribution rights. Infant Care operating income was the same as last year, as the impact of higher net sales was offset by promotional pricing and higher product costs.
    In line with the Company's previous guidance, savings in 2005 associated with the realignment plan were $13 million, with restructuring and related charges totaling $6 million. The Company continues to expect an incremental $10 million of savings in 2006, resulting in fully annualized savings of $23 million.
    Interest expense declined by $5.2 million for the full year 2005 versus prior year due to the Company's aggressive deleveraging program which resulted in the repurchase of $120.8 million of 8% Notes during 2005.
    The Company generated free cash flow (defined as net cash provided by operations less capital expenditures) of approximately $52 million, including the negative impact of restructuring related payments of approximately $10 million. The Company's leverage ratio (net debt to EBITDA excluding charges and gains) decreased from 5.5 times at the end of 2004 to 4.7 times at the end of 2005.
    Mr. DeFeo continued, "Overall, we had a strong year as a company, which resulted in improved fundamentals. I am particularly proud of the way our associates performed during this transitional year. Together, we came up with a strategy for Playtex, and we successfully executed against the strategy. We've followed through with our commitments to our associates, consumers and our shareholders."

    2006 Guidance and Long Range Goals

    The Company issued its initial guidance for 2006. Excluding net sales of divested brands in 2005, net sales for 2006 are expected to be up mid-single digits versus the prior year. On a reported basis, net sales for 2006 are expected to be down low-single digits versus the prior year due to the $48.6 million of divested brand sales in 2005.
    The Company expects 2006 operating income to be between $103 million and $108 million. This compares to 2005 operating income, excluding charges and gains, of $107 million, which includes more than $8 million of operating income from the divested brands. This range includes estimated non-cash equity compensation expenses of approximately $9 million. The Company expects incremental profits from net sales growth and pricing to be partially offset by higher raw material and freight costs, significant investments in new product launches and related advertising and promotional spending.
    Interest expense will decline in 2006 versus prior year by approximately $5 million from the impact of debt repurchased in 2005, and is expected to be further reduced by additional debt repurchases in 2006. Depending upon market conditions, including availability and cost, the Company expects to continue to repurchase debt on the open market and possibly call a portion of its 9 3/8% Notes, which are callable in June, in accordance with the indenture. The Company has targeted to buy back $100 million in bonds during 2006, and has repurchased $34.7 million so far in 2006 toward this goal.
    For 2006, free cash flow, as defined earlier, is expected to be only slightly ahead of the $52 million generated in 2005 due to the impact of higher capital spending, and cash taxes, as well as the remaining payments of $4 million for restructuring and related costs.
    Mr. DeFeo concluded, "In summary, we did what we set out to do for 2005, and we're on a very positive course. Going into 2005, we announced our strategy, which included focusing on growing our core brands, improving profitability and significantly reducing debt. We have successfully achieved progress toward all of those goals. We're excited about our 2006 new product launches. These planned launches are more than double the number in 2005. We look forward to continuing to follow-through with our commitments in 2006 and beyond."
    The Company also updated its previously announced long-range goals, factoring in the impacts of divested brands, equity compensation expenses, and changes in the business. The Company is targeting net sales of $760 million by 2008, for a 5-year compound annual growth rate (CAGR), excluding our recent divestitures, of approximately 7%. Future growth in net sales is expected to be driven by new products with significant investments in advertising and promotional spending. The Company is targeting operating income of $160 million equating to EBITDA of approximately $180 million by fiscal 2008.
    The Company is still targeting double-digit growth in net earnings per share each year, excluding charges and gains and the impact of the recent divestitures, driven by net sales and operating income growth and continued interest savings from deleveraging.
    The Company is now targeting a leverage ratio (as previously defined) of below 3.0 times by the end of 2008 based on its targeted operating income levels and stated goals of debt repayment.
    Playtex will hold a conference call with analysts and investors at 10:00 a.m. ET on Tuesday, February 7, 2006 to discuss fourth quarter and full year 2005 results, and provide additional details on its 2006 guidance. The dial in number is 1-800-259-0251 and the passcode is 14530097. A replay of the conference call will be available through February 14, 2006. The replay number is 888-286-8010, and the passcode is 42680638. To access the webcast of this call (live & replay), please go to the "Investor Relations" portion of our website www.playtexproductsinc.com.
    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.
    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Skin Care and Infant Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, and Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to earn higher returns for shareholders, buy-back debt in the open market, grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of
 Results "As
 Reported" in
 accordance with
 GAAP to Results
 "Excluding Charges
 / Gains" (1), a
 non-GAAP measure                 Three Months Ended
               -------------------------------------------------------
                      December 31, 2005        December 25, 2004
               --------------------------- ---------------------------
                                                     Charges Excluding
                  As     Charges  Excluding   As     / Gains   Charges
               Reported    (2)     Charges Reported   (3)      / Gains
               --------- -------- -------- -------- --------- --------
Net Sales:
 Feminine Care $ 53,981  $     -  $53,981  $54,534  $      -  $54,534
 Skin Care       31,832        -   31,832   27,675         -   27,675
 Infant Care     41,115        -   41,115   40,687         -   40,687
               --------- -------- -------- -------- --------- --------
   Subtotal     126,928        -  126,928  122,896         -  122,896
 Divested         6,530        -    6,530   18,019         -   18,019
               --------- -------- -------- -------- --------- --------

Total net
 sales          133,458        -  133,458  140,915         -  140,915
Cost of sales    61,388     (339)  61,049   71,676         -   71,676
               --------- -------- -------- -------- --------- --------
 Gross profit    72,070      339   72,409   69,239         -   69,239

Operating
 expenses:
 Selling,
 general and
 administrative  54,208   (3,250)  50,958   52,275      (419)  51,856
 Amortization
  of unearned
  equity
  compensation    5,833        -    5,833        -         -        -
               --------- -------- -------- -------- --------- --------
 Total
  selling,
  general
  and
  administrative 60,041   (3,250)  56,791   52,275      (419)  51,856
 Restructuring,
  net             1,308   (1,308)       -    9,876    (9,876)       -
 Loss on
  impairment
  of assets           -        -        -   16,449   (16,449)       -
 Amortization
  of
  intangibles     1,000        -    1,000      601         -      601
               --------- -------- -------- -------- --------- --------
  Total
   operating
   expenses      62,349   (4,558)  57,791   79,201   (26,744)  52,457

 (Loss) gain
  on sale of
  assets         (2,421)   2,421        -   56,543   (56,543)       -
               --------- -------- -------- -------- --------- --------

 Operating
  income:
   Feminine
    Care         17,664        -   17,664   18,481         -   18,481
   Skin Care      6,520        -    6,520      386         -      386
   Infant Care   10,436        -   10,436   12,310         -   12,310
   Corporate    (28,282)   7,318  (20,964)  14,266   (29,799) (15,533)
               --------- -------- -------- -------- --------- --------
    Subtotal      6,338    7,318   13,656   45,443   (29,799)  15,644
   Divested         962        -      962    1,138         -    1,138
               --------- -------- -------- -------- --------- --------

 Total
  operating
  income          7,300    7,318   14,618   46,581   (29,799)  16,782

Interest
 expense,
 net             14,782        -   14,782   17,117         -   17,117
Expenses
 related to
 retirement
 of debt          1,575   (1,575)       -        -         -        -
Other expense         -        -        -       17         -       17
               --------- -------- -------- -------- --------- --------

 Income before
  income taxes   (9,057)   8,893     (164)  29,447   (29,799)    (352)

Provision
 (benefit) for
 income taxes     2,917   (2,989)     (72)  (8,049)    7,938     (111)
               --------- -------- -------- -------- --------- --------

  Net (loss)
  income       $(11,974) $11,882  $   (92) $37,496  $(37,737) $  (241)
               ========= ======== ======== ======== ========= ========

EPS: Basic     $  (0.19)          $     -  $  0.61            $     -
     Diluted   $  (0.19)          $     -  $  0.61            $     -

Weighted
 average
 shares
 outstanding:
  Basic          62,456            62,456   61,216             61,216
  Diluted        63,873            63,873   61,233             61,233



The table
 below
 reconciles
 EBITDA to net
 income, the
 most directly
 comparable GAAP
 measure.

Net (loss)
 income        $(11,974)          $   (92) $37,496            $  (241)

Provision
 (benefit)
 for income
 taxes            2,917               (72)  (8,049)              (111)
Interest
 expense, net    14,782            14,782   17,117             17,117
Amortization
 of intangibles   1,000             1,000      601                601
Depreciation      3,724             3,724    3,651              3,651
               ---------          -------- --------           --------

  EBITDA (A)   $ 10,449           $19,342  $50,816            $21,017
               =========          ======== ========           ========

   See accompanying Notes to Consolidated Statements of Income Data.





                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
 in accordance with GAAP to Results
 "Excluding Charges / Gains " (1), a          Twelve Months Ended
 non-GAAP measure                         ----------------------------
                                               December 31, 2005
                                          ----------------------------
                                                    Charges  Excluding
                                             As     / Gains   Charges
                                          Reported     (4)    / Gains
                                          --------- -------- ---------
Net Sales:
   Feminine Care                          $229,729  $     -  $229,729
   Skin Care                               195,729        -   195,729
   Infant Care                             169,793        -   169,793
                                          --------- -------- ---------
        Subtotal                           595,251        -   595,251
   Divested                                 48,555        -    48,555
                                          --------- -------- ---------

Total net sales                            643,806        -   643,806
Cost of sales                              300,988   (1,895)  299,093
                                          --------- -------- ---------
    Gross profit                           342,818    1,895   344,713

Operating expenses:
    Selling, general and administrative    225,967    1,125   227,092
    Amortization of unearned equity
     compensation                            8,029        -     8,029
                                          --------- -------- ---------
        Total selling, general and
         administrative                    233,996    1,125   235,121
        Restructuring, net                   4,224   (4,224)        -
        Amortization of intangibles          2,822        -     2,822
                                          --------- -------- ---------
          Total operating expenses         241,042   (3,099)  237,943

      (Loss) on sale of assets              (2,421)   2,421         -
                                          --------- -------- ---------

 Operating income:
    Feminine Care                           73,156      -      73,156
    Skin Care                               43,121      -      43,121
    Infant Care                             44,685      -      44,685
    Corporate                              (69,968)   7,415   (62,553)
                                          --------- -------- ---------
      Subtotal                              90,994    7,415    98,409
    Divested                                 8,361      -       8,361
                                          --------- -------- ---------

 Total operating income                     99,355    7,415   106,770

Interest expense, net                       64,396        -    64,396
Expenses related to retirement of debt,
 net                                        11,866  (11,866)        -
Other expense                                   21        -        21
                                          --------- -------- ---------

   Income before income taxes               23,072   19,281    42,353

Provision for income taxes                  10,544    5,914    16,458
                                          --------- -------- ---------

     Net income                           $ 12,528  $13,367  $ 25,895
                                          ========= ======== =========

EPS: Basic                                $   0.20           $   0.42
     Diluted                              $   0.20           $   0.41

Weighted average shares outstanding:
   Basic                                    61,837             61,837
   Diluted                                  62,552             62,552


The table below reconciles EBITDA to net income, the most directly comparable
 GAAP measure.

 Net income                               $ 12,528           $ 25,895
 Provision for income taxes                 10,544             16,458
 Interest expense, net                      64,396             64,396
 Amortization of intangibles                 2,822              2,822
 Depreciation                               15,784             15,784
                                          ---------          ---------

   EBITDA (A)                             $106,074           $125,355
                                          =========          =========


Reconciliation of Results "As Reported"
 in accordance with GAAP to Results           Twelve Months Ended
 "Excluding Charges / Gains" (1), a    -------------------------------
 non-GAAP measure                              December 25, 2004
                                       -------------------------------
                                                 Charges     Excluding
                                         As      / Gains      Charges
                                       Reported    (5)        / Gains
                                       --------- ---------   ---------
Net Sales:
   Feminine Care                       $227,057  $      -    $227,057
   Skin Care                            183,308         -     183,308
   Infant Care                          165,964         -     165,964
                                       --------- ---------   ---------
        Subtotal                        576,329         -     576,329
   Divested                              90,567         -      90,567
                                       --------- ---------   ---------

Total net sales                         666,896         -     666,896
Cost of sales                           323,157         -     323,157
                                       --------- ---------   ---------
     Gross profit                       343,739         -     343,739

Operating expenses:
    Selling, general and
     administrative                     241,428    (3,479)    237,949
    Amortization of unearned equity
     compensation                             -         -           -
                                       --------- ---------   ---------
        Total selling, general and
         administrative                 241,428    (3,479)    237,949
        Restructuring, net                9,969    (9,969)          -
        Loss on impairment of assets     16,449   (16,449)          -
        Amortization of intangibles       1,293         -       1,293
                                       --------- ---------   ---------
          Total operating expenses      269,139   (29,897)    239,242

 Gain on sale of assets                  56,543   (56,543)          -
                                       --------- ---------   ---------

 Operating income:
    Feminine Care                        69,090         -      69,090
    Skin Care                            33,402         -      33,402
    Infant Care                          44,837         -      44,837
    Corporate                           (27,643)  (26,646)    (54,289)
                                       --------- ---------   ---------
      Subtotal                          119,686   (26,646)     93,040
    Divested                             11,457         -      11,457
                                       --------- ---------   ---------

 Total operating income                 131,143   (26,646)    104,497

Interest expense, net                    69,561         -      69,561
Expenses related to retirement of
 debt, net                                6,432    (6,432)          -
Other expense                               353         -         353
                                       --------- ---------   ---------

   Income before income taxes            54,797   (20,214)     34,583

Provision (benefit) for income taxes       (710)   14,331      13,621
                                       --------- ---------   ---------

     Net income                        $ 55,507  $(34,545)   $ 20,962
                                       ========= =========   =========

EPS: Basic                             $   0.91              $   0.34
     Diluted                           $   0.91              $   0.34

Weighted average shares outstanding:
   Basic                                 61,216                61,216
   Diluted                               61,225                61,225


The table below reconciles EBITDA to
 net income, the most directly
 comparable GAAP measure.

 Net income                            $ 55,507              $ 20,962
 Provision (benefit) for income taxes      (710)               13,621
 Interest expense, net                   69,561       299 (6)  69,860
 Amortization of intangibles              1,293                 1,293
 Depreciation                            14,768                14,768
                                       ---------             ---------

   EBITDA (A)                          $140,419              $120,504
                                       =========             =========

 See accompanying notes to the Consolidated Statements of Income Data.


                        PLAYTEX PRODUCTS, INC.
            NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA


    1) We have presented the "Charges / Gains" and "Excluding Charges / Gains" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific GAAP measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges / Gains" and "Excluding Charges / Gains" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

    2) The fourth quarter of 2005 includes the following charges:

    -- A $3.3 million charge (in selling, general and administrative expense, "SG&A") for a legal settlement;

    -- Restructuring charges of $1.3 million and $0.3 million of restructuring related costs included in cost of sales;

    -- A loss on the sale of certain brand assets of $2.4 million and a valuation allowance equal to the tax benefit generated by this loss, as there are no offsetting capital gains. In addition, the sale of the brand assets required the Company to record tax expense of $8.8 million and establish a tax liability, the majority of which is deferred, for the remaining book basis versus tax basis difference on certain assets and purchased goodwill;

    -- A premium of $1.3 million, and a write off of $0.3 million of unamortized deferred financing fees relating to the repurchase of $20.0 million principal of our 8% Senior Secured Notes ("8% Notes"); and

    -- A tax benefit of $2.0 million associated with the special repatriation of undistributed earnings from two of our foreign subsidiaries under The American Jobs Creation Act of 2004.

    3) The fourth quarter of 2004 includes the following charges and gains:

    --  A gain on the sale of Woolite assets of $56.5 million;

    -- Restructuring and related charges of $10.3 million, of which $0.4 million are included in SG&A;

    -- An asset impairment charge of $16.4 million to write-down certain trademarks due to a change in the competitive environment for Baby Magic and a strategy shift in our non-core Binaca brand (these brands along with others, were sold in the fourth quarter of 2005); and

    -- A $17.8 million tax benefit as a result of the utilization of a capital loss carryforward related to the Woolite sale.

    4) The year ended December 31, 2005 includes the following charges and gains:

    -- Restructuring charges of $4.2 million and $1.9 million of restructuring related costs included in cost of sales and approximately $0.1 million of restructuring related costs in SG&A;

    -- Income of $1.2 million for net legal settlements included in SG&A;

    -- A loss on the sale of certain brand assets of $2.4 million. We established a valuation allowance equal to the tax benefit generated by this loss, as we have no offsetting capital gains. In addition, the sale of the brand assets required us to record tax expense of $8.8 million and establish a tax liability, the majority of which is deferred, for the remaining book basis versus tax basis difference on certain assets and purchased goodwill;

    -- Premiums of $9.8 million and the write off $2.1 million of unamortized deferred financing fees relating to the repurchase of $120.8 million principal of our 8% Notes; and

    -- A tax benefit of $6.8 million to reflect the reduced tax rate associated with the special repatriation of undistributed earnings from two of our foreign subsidiaries under The
        American Jobs Creation Act of 2004.

    5) The year ended December 25, 2004 includes the following charges and gains:

    -- Restructuring related charges of $3.1 million, included in SG&A, associated with the Company's operational restructuring initiated in 2003 and $10.3 million of restructuring and related charges for programs initiated in 2004, of which $0.4 million are included in SG&A;

    -- An asset impairment charge of $16.4 million to write-down certain trademarks due to a change in the competitive environment for Baby Magic and a strategy shift in our non-core Binaca brand (these brands along with others, were sold in the fourth quarter of 2005);

    --  A gain on the sale of Woolite assets of $56.5 million;

    -- A write-off of $6.7 million of unamortized deferred financing fees related to our debt refinancing in February 2004;

    -- A gain of $0.5 million associated with the repurchase, on the open market, of $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes on February 19, 2004. This gain was partially offset by approximately a $0.2 million write-off of unamortized deferred financing fees; and

    -- A $17.8 million tax benefit as a result of the utilization of a capital loss carryforward related to the Woolite sale and a tax benefit of $2.8 million resulting from the favorable settlement of tax audits.

    6) Represents fees associated with our now terminated receivables facility included in other expense.

    A. EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges / gains" (see Note (1) above), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.
    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with accounting principles generally accepted in the U.S. and using EBITDA only supplementally.


                        PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED BALANCE SHEETS
             (Unaudited, in thousands, except share data)

                                             December 31, December 25,
                                                 2005         2004
                                             ------------ ------------
                   Assets
Current assets:
  Cash & cash equivalents                    $    94,447  $   137,766
  Receivables, less allowance for
   doubtful accounts of $1,376 and
   $1,314 for 2005 and 2004, respectively         90,776       97,188
  Inventories                                     62,109       71,711
  Deferred income taxes, net                      12,859        9,789
  Other current assets                            10,411        8,266
                                             ------------ ------------
     Total current assets                        270,602      324,720

Net property, plant and equipment                110,314      120,638
Goodwill                                         485,610      493,707
Trademarks, patents & other, net                 124,753      128,904
Deferred financing costs, net                     12,095       16,586
Other noncurrent assets                            1,164        6,835
                                             ------------ ------------
     Total assets                            $ 1,004,538  $ 1,091,390
                                             ============ ============

    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                           $    32,509  $    41,758
  Accrued expenses                                82,654       81,112
  Income taxes payable                             4,440        2,110
                                             ------------ ------------
     Total current liabilities                   119,603      124,980

Long-term debt                                   685,190      800,000
Deferred income taxes                             66,012       61,403
Other noncurrent liabilities                      19,616       21,072
                                             ------------ ------------
     Total liabilities                           890,421    1,007,455
                                             ------------ ------------

Stockholders' equity:
  Common stock, $0.01 par value, authorized
   100,000,000 shares, issued and
   outstanding 63,573,621 shares at
   December 31, 2005 and 61,215,856 shares
   December 25, 2004                                 636          612
  Additional paid-in capital                     556,865      526,233
  Retained earnings (accumulated deficit)       (430,504)    (443,032)
  Accumulated other comprehensive income          (3,098)         122
  Unearned equity compensation                    (9,782)           -
                                             ------------ ------------
     Total stockholders' equity                  114,117       83,935
                                             ------------ ------------
     Total liabilities and stockholders'
      equity                                 $ 1,004,538  $ 1,091,390
                                             ============ ============


                        PLAYTEX PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                    Year Ended
                                             -------------------------
                                             December 31, December 25,
Cash flows from operations:                      2005         2004
                                             ------------ ------------
Net income                                   $    12,528  $    55,507
  Adjustments to reconcile net income to net
   cash provided by operations:
     Depreciation                                 15,784       14,768
     Amortization of intangibles                   2,822        1,293
     Amortization of deferred financing
      costs                                        2,676        2,574
     Amortization of unearned equity
      compensation                                 8,029           --
     Deferred income taxes                         3,774        1,531
     Premium (discount) on bond repurchases        9,759         (450)
     Write-off of deferred fees related to
      retirement of debt                           2,107        6,882
     Loss (gain) on sale of assets                 2,421      (56,543)
     Loss on impairment of intangible assets          --       16,449
     Other, net                                    2,124        1,855
     Changes in operating assets and
      liabilities, net of dispositions:
       Receivables and retained interests          6,802       (8,763)
       Inventories                                 3,880        5,264
       Accounts payable                           (9,290)        (130)
       Accrued expenses                            1,361       29,862
       Other                                      (2,038)       2,630
                                             ------------ ------------
            Net cash provided by operations       62,739       72,729
Cash flows from investing activities:
     Capital expenditures                        (10,372)     (13,871)
     Net proceeds from sale of assets             55,732       59,924
     Payments for intangible assets              (38,807)      (3,504)
                                             ------------ ------------
            Net cash provided by investing
             activities                            6,553       42,549
Cash flows from financing activities:
     Borrowings under revolving credit
      facilities                                   6,020      115,800
     Repayments under revolving credit
      facilities                                      --     (115,800)
     Long-term debt borrowings                        --      467,500
     Long-term debt repayments                  (120,830)    (460,750)
     (Premium) discount on bond repurchases       (9,759)         450
     Payment of financing costs                     (292)     (12,850)
     Proceeds from issuance of stock              12,159           --
                                             ------------ ------------
            Net cash used for financing
             activities                         (112,702)      (5,650)
Effect of exchange rate changes on cash               91          685
                                             ------------ ------------
(Decrease) increase in cash and cash
 equivalents                                     (43,319)     110,313
Cash and cash equivalents at beginning of
 period                                          137,766       27,453
                                             ------------ ------------
Cash and cash equivalents at end of period   $    94,447  $   137,766
                                             ============ ============
Supplemental disclosure of cash flow
 information:
     Cash paid during the periods for:
            Interest                         $    64,518  $    60,055
            Income tax payments (refunds),
             net                             $     3,730  $    (4,009)

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262